UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Atrion Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-10763
(State or other jurisdiction of incorporation)	(Commission File Number)

One Allentown Parkway, Allen, Texas	75002
(Address of principal executive offices)	(Zip Code)

Cindy Ferguson	(972) 390 -9800

  (Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the reporting period from January 1 to December 31, 2022.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

In accordance with the disclosure requirements promulgated by the U.S. Securities and Exchange Commission (“SEC”), Atrion Corporation (the “Company”) have undertaken efforts to determine our conflict minerals reporting requirements for the period from January 1 to December 31, 2022.

The Company has filed this Specialized Disclosure Form (“Form SD”) and the associated Conflict Minerals Report, which appears as Exhibit 1.01 hereto and is publicly available at https://atrioncorp.com/company-policies-compliance-documents/

Item 1.02 Exhibit

The Company’s Conflict Minerals Report is provided as Exhibit 1.01 hereto.

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Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report.

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit 1.01 –	Atrion Corporation’s Conflict Minerals Report for the period January 1 to December 31, 2022.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Atrion Corporation

By:	/s/ Cindy Ferguson	Date: 5/9/2022
Cindy Ferguson
Vice President and Chief Financial Officer

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